Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts”, “Risk Factors”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and to the incorporation by reference of our report dated March 8, 2017 (except for the 7th paragraph of Note 1 regarding the reverse stock split, as to which the date is January 12, 2018) with respect to the financial statements of Tandem Diabetes Care, Inc. include in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-222553) and related Prospectus of Tandem Diabetes Care, Inc. for the registration of its common stock.

/s/Ernst & Young LLP

San Diego, California

February 8, 2018